Exhibit 99.1

Scripps prices senior notes offering

Dec.15, 2020

CINCINNATI - The E.W. Scripps Company’s (NASDAQ: SSP) wholly-owned subsidiary, Scripps Escrow II, Inc., has priced an offering of $550 million aggregate principal amount of new 3.875% senior secured notes and $500 million aggregate principal amount of new 5.375% senior unsecured notes.

The secured notes will mature in 2029 and the unsecured notes will mature in 2031. The offering is expected to close on Dec. 30, 2020, subject to customary closing conditions.

The private offering is exempt from the registration requirements of the Securities Act of 1933, as amended. Scripps Escrow, which was created solely to issue the notes, will deposit the gross proceeds of the offering into segregated escrow accounts until the date that certain escrow release conditions are satisfied. Upon the closing of the ION Media acquisition discussed below, Scripps Escrow will merge with and into the company, and the escrow proceeds will be released to the company. The company will thereupon assume the obligations under the notes, the secured notes will become senior secured obligations of the company, and the unsecured notes will become senior unsecured obligations of the company. The notes will be guaranteed by certain of the company’s existing and future subsidiaries, and the secured notes will be secured on a first- lien basis by substantially all of the existing and future assets of the company and the guarantors that also secure the company’s credit facilities.

On Sept. 24, 2020, Scripps announced it would acquire the national broadcast network ION Media for $2.65 billion. Today, the FCC approved the acquisition.

Scripps intends to use the proceeds from the notes offering to finance the ION Media acquisition, together with the proceeds of other financing transactions, currently expected to include a $600 million preferred equity investment from Berkshire Hathaway, an incremental term loan of $800 million and $336 million of cash from the balance sheet. The incremental term loan was increased from $650 million to $800 million and the size of the secured notes was decreased from the previously announced offering size of $700 million. The notes offering is not conditioned on the consummation of any other financing transactions.

The notes and related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption. The notes are being offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses and the offering that are based on management’s current expectations. Forward- looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K and Form 10-Q, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is one of the nation’s leading media companies, focused on creating a better-informed world through a portfolio of news, information and entertainment brands. Scripps will become the nation’s largest television broadcaster, reaching 73% of U.S. television households through 108 stations in 76 markets, pending regulatory approval of its acquisition of ION Media. Committed to serving local audiences through objective journalism, Scripps operates 60 local TV stations in 42 markets. It is creating a national TV networks business that will include ION Media’s entertainment programming, Newsy’s straightforward headline and documentary news content and the five popular Katz broadcast networks including Bounce and Court TV. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, carolyn.micheli@scripps.com